UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDED CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 7, 2017

Date of Report (Date of earliest event reported)

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

37 North Orange Ave, Suite 607, Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-613-8802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amended Current Report is being filed to amend the Current Report (“Current Report”), filed on March 14, 2017 in order to clarify certain statements made in the Current Report relating to the reservation of the Company’s common shares and otherwise.

In the Current Report, Immune Therapeutics, a Florida corporation (the “Company”) disclosed that as a result of the Company’s default on certain debt obligations owed to Phoenix Fund Management, LLC (“PFM”), including debt acquired by PFM that was issued by the Company to a third party more than a year ago, the circuit court of the eleventh judicial circuit in Miami-Dade County, Florida, where PFM filed suit against the Company, ordered that the Company satisfy the debt owed to PFM through conversion of the debt into the Company’s common stock pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (“Securities Act”). As a result, the Company was required to reserve a sufficient amount of its common shares for potential issuance to PFM pursuant to the order. What was not clear in the Current Report was that the 90,000,000 shares referred to in the Current Report is simply a reserve that the Company must make pursuant to the settlement agreement with PFM and the court order, and not the actual amount of shares expected to be issued to PFM. All reserved shares unused by PFM once it has satisfied its $675,000.00 judgment will be returned to the Company’s treasury. As an example, if PFM were to convert its entire $675,000.00 judgement now, ignoring the 4.9% ownership limitation in the settlement agreement, PFM would only be entitled to approximately 21,428,572 common shares of the Company. If the market price of the Company’s common stock were to increase, the number of shares to which PFM would be entitled to would decrease and vice versa, since the number of shares issued to PFM following each conversion request will depend on the market price of the Company’s common stock during the relevant period prior to each stock issuance to PFM.

Item 8.01 Other Events

On March 15, 2017, the Company issued a press release related to the foregoing. The press release is attached hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

Date: March 17, 2017	By:	/s/ Noreen Griffin
Noreen Griffin, CEO